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Pentair, Inc.
Waters Edge Plaza
1500 County Road B2 West
St. Paul, MN 55113-3105
651 636 7920 Tel
651 639 5203 Fax


NEWS RELEASE                                   [LOGO]



FOR IMMEDIATE RELEASE
Contact: Mark Cain (651) 639-5278


PENTAIR COMPLETES ESSEF ACQUISITION, EXPANDING WATER GROUP TO $1 BILLION IN
2000

St. Paul, MN - August 10, 1999 -- Pentair, Inc. (NYSE: PNR) announced today it has completed the acquisition of Essef Corporation (Nasdaq: ESSF) of Chardon, Ohio, for $18.97 per share, or $310 million, and the assumption of approximately $120 million of Essef debt. Pentair, which financed the purchase of Essef through a new $400 million bridge loan facility and its regular lines of credit, expects the acquisition to be accretive to earnings in the first 12 months after acquisition and contribute significantly to the full year 2000. Due to the seasonality of the pool business and the August timing of the transaction, the Essef acquisition will be dilutive in the third quarter of 1999 and for the full year.

           "As with our other acquisitions, Pentair will aggressively pursue synergies between Essef and Pentair's existing water businesses and accelerate contributions from the acquisition," said Pentair Chairman, President, and Chief Executive Officer, Winslow H. Buxton. "With Essef, sales in Pentair's Water and Fluid Technologies Group will grow to an estimated $1 billion in 2000. Combined with our existing pump and valve companies, the Essef business expands our considerable position in global water markets, making Pentair a leader in the residential and industrial water equipment business. Essef also offers many synergies with Pentair's existing businesses, significantly expands our presence in international markets, and provides vehicles for growth through new water filter and control technologies."

           Essef Corporation designs, manufactures, and distributes products used in moving, treating, and storing water, including pumps, storage tanks, and filtration systems for residential, commercial, municipal, and industrial customers. Essef is a leading manufacturer of pool and spa equipment used in residential and commercial pools, water parks, and commercial aquariums. The company's 1999 sales are projected to be approximately $350 million, exclusive of its Anthony & Sylvan pool construction business, which was split-off by Essef to its current shareholders at the closing. Exclusive of the pool construction business, Essef employs approximately 2,000 people at manufacturing locations throughout the world.
                                    (more)

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PENTAIR COMPLETES ESSEF ACQUISITION
AUGUST 10, 1999
PAGE TWO

         The addition of Essef's market-leading water storage tank products reinforces Pentair's number one position in water conditioning control valves. Essef's high-strength, lightweight tanks offer major safety and environmental advantages in water conditioning and treatment markets throughout the world. Similarly, Pentair's strong position in pumps and water systems for residential applications is enhanced with Essef's residential pressure tanks, which are key components of household well water systems.

         Essef also gives Pentair a strong position in the swimming pool and spa equipment industry. Essef's product offering for this market segment includes a wide range of filters, pumps, heaters, controls, valves, lights, and accessories.

          With the completion of the transaction, Pentair is reorganizing Essef to take advantage of synergies with existing Pentair businesses. Essef's PacFab pool and spa equipment business will be combined with the Pentair Pump Group to form a new organization called the Pentair Pump and Pool Group under the guidance of President Michael V. Schrock. Essef's Structural Fibers pressure tank business will be combined with Pentair's Fleck Controls unit to form the Pentair Water Treatment business, under the direction of President Jorge Fernandez.

          "This new organization positions Pentair to provide a broader range of products and services, while streamlining service to customers and enhancing opportunities for new product development," said Richard J. Cathcart, Pentair executive vice president and president of the Water and Fluid Technologies Group.

          Pentair announced plans to expand its presence in water product markets in early 1995 and subsequently acquired the Fleck Controls control valve business in November 1995. In August 1997, Pentair acquired the General Signal Pump Group, which has since been integrated with existing pump operations to form the Pentair Pump Group. Sales of the Water and Fluid Technologies Group totaled $537.9 million in 1998.

          Pentair (http://www.pentair.com) is a diversified manufacturer operating in three principal markets: professional tools and equipment, water and fluid technologies, and electrical and electronic enclosures. Pentair brands include Delta woodworking machinery; Porter-Cable power tools; Myers, Fairbanks Morse, Aurora, and Hydromatic pumps; Fleck water conditioning control valves; Century, Solar, and Lincoln service equipment; Lincoln Industrial lubrication systems; and Hoffman and Schroff enclosures. Pentair employs 10,000 people in more than 50 locations around the world, and had 1998 sales of $1.9 billion.

          Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended December 31, 1998. Actual results may differ materially from anticipated results.

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